Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

THOUSAND OAKS, Calif. — October 22, 2009 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Record earnings per share of $0.96

•	Net income of $35.1 million included research and development tax credits of $8.2 million

•	Raising full year 2009 outlook
Teledyne Technologies today reported third quarter 2009 sales of $429.4 million, compared with sales of $497.6 million for the same period of 2008. Net income for the third quarter of 2009 was $35.1 million ($0.96 per diluted share), compared with net income of $30.9 million ($0.84 per diluted share) in the third quarter of 2008. The third quarter of 2009 includes research and development tax credits of $8.2 million.
“Despite a challenging economic environment, we reported record earnings of $0.96 per share. In addition, third quarter 2009 free cash flow, excluding a voluntary pension contribution, was $60.1 million, another record for Teledyne,” said Robert Mehrabian, chairman, president and chief executive officer. “As a result of our cost reduction actions, we also reported the highest operating margin thus far in 2009. While our revenue declined from last year and last quarter, we believe that demand in the majority of our commercial markets was at a trough in the third quarter. We believe we are well positioned, given our reduced cost structure, to benefit when demand in our commercial markets improves.”
Review of Operations (comparisons are with the third quarter of 2008, unless noted otherwise)
Electronics and Communications
The Electronics and Communications segment’s third quarter 2009 sales were $295.2 million, compared with $330.3 million, a decrease of 10.6%. Third quarter 2009 operating profit was $39.7 million, compared with operating profit of $46.0 million, a decrease of 13.7%.
The third quarter 2009 sales decrease resulted primarily from lower sales of electronic instrumentation and other commercial electronics. The revenue decrease in electronic instrumentation reflected reduced sales of geophysical sensors for the energy exploration market, as well as environmental instruments for air and water quality monitoring, partially offset by acquisitions made in 2008. Lower sales of other commercial electronics primarily reflected reduced sales of electronic manufacturing services and other electronic components. Incremental segment revenue in the third quarter of 2009 included revenue from acquisitions made in 2008 of $6.4 million. The decrease in segment operating profit primarily reflected the impact of reduced sales, partially offset by lower intangible asset amortization and a reduction in certain insurance reserves. Operating profit also included pension expense of $2.3 million in the third quarter of 2009, compared with $0.8 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.6 million in the third quarter of 2009, compared with $0.4 million.

Engineered Systems
The Engineered Systems segment’s third quarter 2009 sales were $82.0 million, compared with $97.9 million, a decrease of 16.2%. Operating profit was $6.8 million for the third quarter of 2009, compared with operating profit of $9.9 million, a decrease of 31.3%.
The third quarter 2009 sales decrease primarily reflected lower sales of manufactured products including gas centrifuge service modules, as well as reduced aerospace and defense engineering services. Operating profit in the third quarter of 2009 reflected the impact of lower revenue and higher pension expense. Operating profit included pension expense of $2.8 million in the third quarter of 2009, compared with $1.3 million. Pension expense allocated to contracts pursuant to CAS was $2.4 million in the third quarter of 2009, compared with $2.0 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s third quarter 2009 sales were $30.5 million, compared with $46.3 million, a decrease of 34.1%. Operating profit was $1.2 million for the third quarter of 2009, compared with operating profit of $1.5 million, a decrease of 20.0%.
Sales were lower primarily as a result of reduced sales of OEM piston engines, as well as aftermarket parts and services, due to lower demand in the general aviation market. The decrease in operating profit primarily reflected the impact of significantly reduced sales, partially offset by a reduction in certain insurance reserves. Operating profit for the third quarter of 2008 reflected higher manufacturing costs and higher legal fees.
Energy and Power Systems
The Energy and Power Systems segment’s third quarter 2009 sales were $21.7 million, compared with $23.1 million, a decrease of 6.1%. Operating profit was $2.3 million for the third quarter 2009, compared with operating profit of $2.2 million, an increase of 4.5%.
Third quarter 2009 sales primarily reflected lower aerospace battery product sales and lower sales of commercial hydrogen generators, partially offset by increased sales of power systems for government applications. Operating profit for the third quarter of 2009 included LIFO income of $0.2 million, compared with $0.3 million of LIFO expense in 2008. Operating profit also included the impact of lower sales, partially offset by higher margins in the turbine engine business.
Additional Financial Information (comparisons are with the third quarter of 2008, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $46.9 million for the third quarter of 2009, compared with $51.8 million. The lower cash provided by operating activities in the third quarter of 2009 was primarily due to higher pretax pension contributions, partially offset by the impact of higher net income and lower aircraft product defense and settlement payments. In the third quarter of 2009, the company made a $37.0 million pretax pension contribution, compared with a $24.0 million pretax pension contribution in 2008. Free cash flow (cash from operating activities less capital expenditures) was $37.6 million for the third quarter of 2009, compared with $41.9 million and also reflected lower cash provided by operating activities. At September 27, 2009, total debt was $313.6 million, which includes $301.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $21.6 million at September 27, 2009. The company received $0.3 million from the exercise of employee stock options in the third quarter of 2009, compared with $6.6 million. In the third quarter of 2009, Teledyne Instruments, Inc. acquired all of the remaining minority ownership in Ocean Design, Inc. (“ODI”) for $19.6 million. Capital expenditures for the third quarter of 2009 were $9.3 million, compared with $9.9 million. Depreciation and amortization expense for the third quarter of 2009 was $10.2 million, compared with $12.6 million.

Free Cash Flow(a)	Third	Third
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2009	2008

Cash provided by operating activities	$46.9	$51.8
Capital expenditures for property, plant and equipment	(9.3)	(9.9)

Free cash flow	37.6	41.9
Pension contribution, net of taxes (b)	22.5	14.6

Adjusted free cash flow	$60.1	$56.5

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b)	All pension contributions were voluntary except for $1.2 million, net of tax, in 2008.
Pension
Pension expense was $5.7 million for the third quarter of 2009 compared with $2.4 million. Pension expense allocated to contracts pursuant to CAS was $3.1 million for the third quarter of 2009 compared with $2.4 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the third quarter of 2009 was 17.3% compared with 36.9%. The third quarter of 2009 includes research and development tax credits of $8.2 million. The third quarters of 2009 and 2008 included the reversal of $1.1 million and $0.8 million, respectively, in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding the amounts related to 2009, the effective tax rate for the third quarter of 2009 would have been 39.1%. Excluding the amount related to 2008, the effective tax rate for the third quarter of 2008 would have been 38.6%.
Stock Option Compensation Expense
For the third quarter of 2009, the company recorded a total of $1.3 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. For the third quarter of 2008, the company recorded a total of $1.9 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.3 million was recorded in the operating segment results. The lower 2009 amount reflects the decision to eliminate the annual employee stock option grant for 2009.
Other
Interest expense, net of interest income, was $1.1 million for the third quarter of 2009, compared with $2.5 million, and primarily reflected lower average interest rates, partially offset by the impact of higher outstanding debt levels. Corporate expense was $6.3 million for the third quarter of 2009, compared with $7.7 million and primarily reflected lower professional fees and lower compensation accruals. Minority interest reflects the minority ownership interests in ODI and Teledyne Energy Systems, Inc.

Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2009 earnings per diluted share will be in the range of approximately $0.72 to $0.76. The full year 2009 earnings per diluted share outlook is expected to be in the range of approximately $2.94 to $2.98. The outlook for the fourth quarter and full year 2009, compared with the same periods of 2008, reflects a reduction in sales of environmental instruments for air and water monitoring and other commercial electronics. In addition, the full year 2009 outlook reflects lower sales for the company’s Aerospace Engines and Components segment, as well as a contraction in sales of selected marine instruments, which serve the offshore exploration market. The company’s estimated effective tax rate for 2009 is expected to be 38.8%, excluding research and development tax credits of $8.2 million recorded in the third quarter of 2009, the reversal in the third quarter of 2009 of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations, and additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter of 2009.
Teledyne Brown Engineering, Inc. manufactures gas centrifuge service modules for Fluor Enterprises, Inc., acting as agent for USEC Inc., used in the American Centrifuge Plant. We currently anticipate reduced sales of gas centrifuge service modules in 2010 due to a suspension of work notice received on August 13, 2009, caused by the U.S. Department of Energy’s delayed decision regarding USEC’s application for a loan guarantee to complete construction of the American Centrifuge Plant. In addition, given reduced program funding, as well as changes to contracting policy by the U.S. Government, we expect reduced sales of missile defense engineering services in 2010.
The outlook reflects adjustments to our cost structure including employment reductions and other related employee cost savings, eliminating both the 2009 annual salary increases and the 2009 annual grant of employee stock option awards and the closure or relocation of six operating sites.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including continuing disruptions in the global economy, insurance and credit markets, changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our suppliers and customers (including commercial and military aviation customers) and the availability of credit to our suppliers and customers could change the anticipated results. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices could negatively affect our business units that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. Changes in U.S. Government policy could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and gas centrifuge service module manufacturing programs.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2008 Annual Report on Form 10-K and its 2009 first quarter and second quarter Form 10-Qs. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 22, 2009. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 22, 2009.

Investor Contact:	Jason VanWees (805) 373-4542
Media Contact:	Robyn McGowan (805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2009 AND SEPTEMBER 28, 2008
(Unaudited — In millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2009	2008	2009	2008
Net sales	$429.4	$497.6	$1,310.8	$1,428.2
Costs and expenses:
Costs of sales	304.2	348.5	931.8	994.7
Selling, general and administrative expenses	81.5	97.2	256.3	278.1

Total costs and expenses	385.7	445.7	1,188.1	1,272.8

Income before other income and (expense) and taxes	43.7	51.9	122.7	155.4
Other income (expense), net	—	(0.1)	(0.2)	0.4
Interest expense, net	(1.1)	(2.5)	(3.7)	(8.0)

Income before income taxes	42.6	49.3	118.8	147.8
Provision for income taxes (a)	7.4	18.2	37.2	54.5

Net income before minority interest	35.2	31.1	81.6	93.3
Less: net income attributable to minority interest	(0.1)	(0.2)	(0.5)	(1.9)

Net income attributable to Teledyne Technologies	$35.1	$30.9	$81.1	$91.4

Diluted earnings per common share	$0.96	$0.84	$2.22	$2.50

Weighted average diluted common shares outstanding	36.6	36.7	36.5	36.5

(a)	The first nine months of 2009 includes research and development tax credits of $8.2 million recorded in the third quarter and the reversal in the third quarter of 2009 of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations, and additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter. The first nine months of 2008 includes income tax credits of $1.3 million recorded in the first quarter of 2008 and also reflects the reversal in the third quarter of 2008 of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 27, 2009 AND SEPTEMBER 28, 2008
(Unaudited — In millions)

	Third	Third		Nine	Nine
	Quarter	Quarter	%	Months	Months	%
	2009	2008	Change	2009	2008	Change
Net sales:
Electronics and Communications	$295.2	$330.3	(10.6)%	$910.3	$947.9	(4.0)%
Engineered Systems	82.0	97.9	(16.2)%	260.5	277.1	(6.0)%
Aerospace Engines and Components	30.5	46.3	(34.1)%	86.2	140.7	(38.7)%
Energy and Power Systems	21.7	23.1	(6.1)%	53.8	62.5	(13.9)%

Total net sales	$429.4	$497.6	(13.7)%	$1,310.8	$1,428.2	(8.2)%

Operating profit (loss) and other segment income:
Electronics and Communications	$39.7	$46.0	(13.7)%	$117.9	$133.3	(11.6)%
Engineered Systems	6.8	9.9	(31.3)%	23.6	27.4	(13.9)%
Aerospace Engines and Components	1.2	1.5	(20.0)%	(2.4)	11.1	*
Energy and Power Systems	2.3	2.2	4.5%	2.6	7.2	(63.9)%

Segment operating profit and other segment income	$50.0	$59.6	(16.1)%	$141.7	$179.0	(20.8)%
Corporate expense	(6.3)	(7.7)	(18.2)%	(19.0)	(23.6)	(19.5)%
Other income (expense), net	—	(0.1)	*	(0.2)	0.4	*
Interest expense, net	(1.1)	(2.5)	(56.0)%	(3.7)	(8.0)	(53.8)%

Income before income taxes	42.6	49.3	(13.6)%	118.8	147.8	(19.6)%
Provision for income taxes (a)	7.4	18.2	(59.3)%	37.2	54.5	(31.7)%

Net income before minority interest	35.2	31.1	13.2%	81.6	93.3	(12.5)%
Less: Net income attributable to minority interest	(0.1)	(0.2)	(50.0)%	(0.5)	(1.9)	(73.7)%

Net income attributable to Teledyne Technologies	$35.1	$30.9	13.6%	$81.1	$91.4	(11.3)%

(a)	The first nine months of 2009 includes research and development tax credits of $8.2 million recorded in the third quarter and the reversal in the third quarter of 2009 of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations, and additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter. The first nine months of 2008 includes income tax credits of $1.3 million recorded in the first quarter of 2008 and also reflects the reversal in the third quarter of 2008 of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
SEPTEMBER 27, 2009 AND DECEMBER 28, 2008
(Current period unaudited — In millions)

	September 27,	December 28,
	2009	2008
ASSETS
Cash and cash equivalents	$21.6	$20.4
Accounts receivable, net	261.7	281.4
Inventories, net	192.0	207.0
Deferred income taxes, net	33.9	42.6
Prepaid expenses and other assets	32.4	41.6

Total current assets	541.6	593.0

Property, plant and equipment, net	206.2	202.6
Deferred income taxes, net	59.5	89.2
Goodwill and acquired intangible assets, net	618.3	619.5
Other assets, net	34.5	30.2

Total assets	$1,460.1	$1,534.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$102.0	$108.2
Accrued liabilities	182.1	202.4
Current portion of long-term debt and capital leases	0.5	1.1

Total current liabilities	284.6	311.7

Long-term debt and capital lease obligations	313.1	332.1
Other long-term liabilities	257.9	355.5

Total liabilities	855.6	999.3
Redeemable minority interest	—	28.3
Total stockholders’ equity	604.5	506.9

Total liabilities and stockholders’ equity	$1,460.1	$1,534.5